USA Technologies Announces Record Quarterly Revenue

Quarterly Revenue Exceeds $2 Million For First Time in Company's History

MALVERN, Pa, October 9, 2006 -- USA Technologies (OTC Bulletin Board: USAT) announced today record revenue for the three months ended September 30, 2006. The Company's revenue for the period, slightly in excess of $2 million, was driven by growing sales of the Company's e-Port® cashless transaction solution and strong sales of its EnergyMiser® energy management solutions. Last year, the Company reported revenue of $1,364,000 for its fiscal first quarter ended September 30, 2005. In addition, the Company experienced a significant increase in gross profit compared to the three months ended September 30, 2005.

"Our recent launch of the e-Port Generation Six, the world's first cashless transaction solution for vending machines, integrates new radio frequency contactless card capability with the traditional swipe card process. This new technology helped drive our record quarterly results and has been received with great excitement by leading companies such as MasterCard International and Philadelphia Coca-Cola," said George R. Jensen, Jr. the Company's chairman and chief executive officer. "In addition, during the first quarter, we continued to see strong sales of our EnergyMiser product line."

The Company expects to announce its full first quarter results in mid-November.

Statement under the Private Securities Litigation Reform Act:

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to product acceptance, the ability to continually obtained increased orders of its products, the ability to meet installation goals, economic, competitive, governmental impacts, whether its pending patents will be granted or defendable; validity of intellectual property and patents of USA, the ability of USA to license its patents, the ability of USA to commercialize its developmental products, technological and/or other factors, which could cause actual results or revenues to differ materially from those contemplated by these statements.